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EXHIBIT 21




Subsidiaries of the Registrant

1.   Equity Marketing Hong Kong, Ltd., a Delaware corporation.

2. Synergy Promotions, S.A. de C.V., a Mexico corporation (100% owned by the Registrant).

3.   Corinthian Marketing, Inc., a Delaware corporation.


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